Exhibit 1.3


                              DATED 1 FEBRUARY 2003


                             CABLE AND WIRELESS PLC


                                     - and -


                                 ROBERT O ROWLEY


                                SERVICE AGREEMENT


                             Cable and Wireless plc
                               124 Theobalds Road
                                     London
                                    WC1X 8RX

             THIS AGREEMENT is made on the 1st day of February 2003

BETWEEN:


(1) CABLE AND WIRELESS PLC, a company registered in England (registered no. 238525) whose registered office is at 124 Theobalds Road, London WC1X 8RX ("the Company");

         and


(2) ROBERT O ROWLEY of The Old Receiving Station, Green End, Dane End, Ware, Hertfordshire SQ12 0NU ("the Executive")

WHEREAS the Board of Directors of the Company have approved the terms of this Agreement under which the Executive is to be employed

IT IS HEREBY AGREED as follows:

1.       Appointment

         The Company shall employ the Executive and the Executive shall serve the Company as Executive Deputy Chairman on and subject to the terms and conditions specified herein.

2.       Duration of employment

2.1 Subject to Clauses 17 below, the Employment is for a fixed term of 30 months from the Commencement Date and continuing after the end of the fixed term until terminated by either party by giving six months written notice to that effect on the other party expiring on or at any time after the end of the fixed term. Such notice may be served at any time. Notwithstanding the provisions of this Clause the Executive's employment shall automatically terminate on the first day of the month immediately following the month in which the Executive becomes 60 years of age.

2.2 Notwithstanding the provisions of Clause 2.1, the Company may, at its absolute discretion; and without any obligation to do so, elect to terminate the Employment with immediate effect by paying to the Executive his annual base salary pro rated in lieu of any unexpired part of the fixed term or any unexpired part of the notice period, and subject to such deductions for tax and National Insurance as the Company is required to make.

3.       Duties

3.1 The Executive shall be employed in the post of Executive Deputy Chairman in which capacity he shall devote such of his time, attention and skill as is necessary for the proper and efficient discharge of his duties hereunder. He shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board of Directors and will work a minimum of 80 working days in each year of the employment. He shall use his best endeavours to develop and extend the business interests and the reputation of the Company and Group Companies.

3.2 The Company reserves the right (a) to assign to the Executive duties of a different nature either additional to, or instead of, those referred to in Clause 3.1 above, and/or (b) to require the Executive to perform services for, or hold any office in, any Group Company without further remuneration (unless otherwise agreed). However, the Executive will not be assigned duties or required to hold office or perform services which he cannot reasonably perform, or which are inconsistent with his role as Executive Deputy Chairman of the Company.

3.3 The Executive shall comply with the reasonable and lawful orders of the Chairman for the time being of the Company or given by or with the authority of the Board of Directors and shall comply with all the Company's rules, regulations, policies and procedures from time to time in force, as are applicable to him.

3.4 The Executive will report to the Chairman for the time being of the Company or to such other member of the Board of Directors as the Board of Directors and the Executive shall from time to time agree.

4.       Exclusivity of service

4.1 It is accepted that (subject to the prior written consent of the Chairman, which will not be unreasonably withheld) the Executive will carry out other work in addition to the duties of the Employment during the Employment. The Executive warrants that he has disclosed to the Chairman any agreement, arrangement, contract or understanding that he has with any other person, firm or company in respect of the work undertaken by him and in particular, the current offices held by the Executive with Prudential Corporation plc, Taylor Nelson Sofres plc and E University Worldwide Limited. The Executive shall not (without the prior written consent of the Chairman, which will not be unreasonably withheld) during the Employment accept a change in the nature of the duties or the time engaged in respect of these current offices or directly or indirectly be interested in, engage in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officer, director, agent, partner, consultant or otherwise) in respect of:-

         (a) any business which is similar to or competitive with the business of the Company or any Group Company;

         (b) any other business or activity which materially affects the proper and efficient discharge of his duties hereunder.

         PROVIDED THAT the Executive may hold up to 3% of any securities in a company which is quoted on any recognised Stock Exchange.

4.2 Subject to any written regulations issued by the Company which are applicable to him, the Executive or his Immediate Relatives shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he, his Immediate Relatives or any company or business entity in which he is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or Group Company for the amount received or value of the benefit so obtained.

4.3 The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives. He agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.       Salary and benefits

5.1 The Company shall pay to the Executive a base salary of (pound)250,000 per annum, payable monthly in arrears by equal installments, less any deductions required by law or as agreed by the parties hereto. The Remuneration Committee of the Board of Directors will review annually the base salary in accordance with the policy (from time to time in force) relating to the remuneration of the Directors and may in its absolute discretion increase but not decrease the base salary by such amount as it thinks fit. If the Remuneration Committee of the Board of Directors elects to increase the amount of the base salary to be paid to the Executive under this Clause 5.1, the Company shall endorse a note of the increased rate of salary in Schedule 1 hereto.

5.2 The remuneration specified in Clause 5.1 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Group Company.

5.3 The Executive is entitled to participate in the Company's personal accident insurance scheme, from time to time in force, subject to the prevailing terms and conditions of such policy. The Company reserves the right to amend and change the scheme at its sole discretion providing it gives the Executive 3 months notice in writing and the replacement benefit is broadly equivalent. In any event the Company reserves the right to amend and change the scheme if in the opinion of the Company it is unable to insure the benefits under the scheme at the normal premiums applicable.

5.4 Whilst working at the Company or any Group Company location outside the UK, medical cover will be provided in accordance with the Group's International Health Scheme from time to time in force, subject to the prevailing terms and conditions of such scheme. The Company reserves the right to amend and change such scheme at its sole discretion.

6.       Expenses

         The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment, subject to the Company's prevailing rules and policies relating to expenses.

7.       Professional subscriptions

         The Company will reimburse the Executive the cost of annual subscriptions in respect of his membership of two relevant professional institutions.

8.       Incapacity and medical examinations

8.1 Provided the Executive complies with the Company's standard rules on notification of absence due to illness or injury (as amended from time to time) he shall continue to be paid salary and receive his contractual benefits during any absence from work due to illness or injury for an aggregate of 40 working days in any period of 12 months provided however that such payment shall include any sickness or other benefit to which the Executive is entitled under Social Security legislation for the time being in force.

8.2 The Company may require the Executive to undergo examinations by medical advisers appointed or approved by the Company and the Executive authorises such advisers to disclose to the Company the results of such examinations and to discuss with it any other matter arising from such examinations that may affect the Executive's performance of his duties.

9.       Hours of work

         There are no fixed working hours. The Executive is required to work such hours as are reasonably necessary for the efficient discharge of the duties of the Employment. Overtime pay is not applicable. The Executive agrees that the 48 hour current average weekly working time contained in the Working Time Regulation ("the Regulations") shall not apply to the Employment under this Agreement. In the event the Executive wishes to withdraw his agreement to work beyond the said average weekly working week he is required to give to the Company 3 months written notice to that effect.

10.      Deductions

         The Company shall be entitled at any time during the Employment, or in any event on termination, howsoever arising, to deduct from the Executive's remuneration hereunder any monies properly due from him to the Company including but not limited to any outstanding loans, advances, relocation expenses, the cost of repairing any damage or loss to the Company's property caused by him (and of receiving the same), excess holiday, and any other monies owed by him to the Company.

11.      Statutory particulars and miscellaneous provisions

         The statutory particulars of employment required by Section 1 of the Employment Rights Act 1996 are contained in Schedule 2 hereto and form part of the Agreement.

12.      Place of work

         The Executive's current place of work shall be at the Company's Head Office wherever located. In the performance of his duties hereunder, the Executive may be required to travel both throughout and outside the United Kingdom.

13.      Incentive Plans

13.1 The Executive shall be entitled to participate in the Company's Short Term Incentive Plan (STIP).

13.2 The Executive shall be entitled to participate in the Company's Share Option Plan and in any other plans applicable to Executive Directors of the Company.

14.      Holidays

14.1 The Executive shall be entitled to receive his remuneration for all Bank and Public holidays normally observed in England and a further 7 working days' holiday in each calendar year (from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the Chairman or other member of the Board of Directors to whom he reports.

14.2 In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

14.3 The Company reserves the right, at its sole discretion, to require the Executive to take any outstanding holiday during any notice period (whether served by the Company or the Executive) or to make payment in lieu thereof.

14.4 Holiday entitlement for one holiday year cannot be taken in subsequent holiday years without the prior written consent of the Chairman, or other member of the Board of Directors to whom he reports.

15.      Pension Scheme and death in service benefit

15.1 The Executive shall be entitled to participate in the LBP, subject to its terms and conditions from time to time in force. The Company will not make any pension contributions to the LBP on the Executive's behalf.

15.2 The Company shall ensure that during the Employment it will effect and maintain, at the Company's expense death-in-service benefit for the Executive for an amount equal to four times the Executive's base salary from time to time.

16.      Reasonableness of Restrictions

16.1 The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained in Schedules 3 and 4 are reasonable and necessary to protect the legitimate business interests of the Company and its Group Companies both during and after the termination of his Employment.

16.2 The Executive agrees that he will observe the obligations set out in Schedules 3 and 4.

16.3 The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Schedules 3 and 4, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of this Agreement signed by the parties hereto.

17.      Termination

17.1 Notwithstanding Clause 2 above, the Company may, by a majority decision of the Board of Directors (excluding the Executive), terminate the Employment with immediate effect (and without notice or compensation in lieu thereof) if the Executive shall at any time:-

         17.1.1 be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

         17.1.2 act in any manner (whether in the course of his duties or otherwise) which does, or is likely to, bring him or the Company or any Group Company into serious disrepute; or

         17.1.3 become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

         17.1.4 resign as a director of the Company or any Group Company (without the written consent of the Board of Directors); or

         17.1.5   be or become of unsound mind; or

         17.1.6 be guilty of continuing unsatisfactory conduct or unsatisfactory performance of his duties, after having received a written warning from the Board of Directors relating to the same; or

         17.1.7 be convicted of an indictable offence materially affecting his suitability of continued employment; or

         17.1.8 be or become prohibited by law from being a director, as a result of any default by him.

         Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

17.2 The Company may terminate the Executive's employment on 3 months' written notice, in the event that the Executive is incapacitated by ill-health (physical or mental) or injury from fully performing his duties for an aggregate period of 40 working days in any period of 12 consecutive months.

17.3 The Company shall be entitled to suspend the Executive on full pay and benefits whilst carrying out an investigation into the Executive's involvement in an allegation concerning any matter referred to in Clause 17.1 above. The period of such suspension shall not normally exceed 6 weeks.

17.4 On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to computers, or other equipment, credit cards, keys and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 17.4.

17.5 The Executive agrees that the Company may at its absolute discretion require the Executive not to attend at work and/or not to undertake all or any of his duties hereunder during any period of notice (whether given by the Company or the Executive), provided always that the Company shall continue to pay the Executive's salary and contractual benefits.

17.6 The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

17.7 In the event of termination of the Employment hereunder, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company or any Group Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

18.      Directorships

18.1 Unless otherwise requested in writing by the Board of Directors, the Executive shall forthwith in writing resign from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Group Company without compensation for loss of office but his resignation in accordance with the terms of this clause shall be without prejudice to any claim for compensation or damages the Executive may have under the terms of this Agreement in the event of:-

         18.1.1   the termination of the Employment; or

         18.1.2 either party serving notice of termination of the Employment under Clause 2 above or the Company serving on the Executive notice of termination of the Employment under Clause 17.2 above; or

         18.1.3   the Company exercising its rights under Clause 17.5 above.

18.2 On the termination of the Employment, the Executive shall forthwith transfer (without payment) to the Company (or as the Company may direct) any nominee shares provided by it or any third party in any Group Company to him.

18.3 The Executive shall at the time of executing this Agreement appoint the Company as his attorney by executing a power of attorney in the form set out in Schedule 5 to do and sign in his name and on his behalf any things and documents as may be required under the constitution of each company to make his resignation effective.

18.4 The Executive will be eligible to benefit from any directors and officers liability insurance cover in force from time to time, which is maintained by the Company for the benefit of directors of the Board of Directors. Copies of the insurance cover can be obtained from the Company Secretary's office.

18.5 In the absence of directors and officers liability insurance cover as specified in Clause 18.4, as far as the law permits, the Company agrees to indemnify the Executive against liability as specified in Clause
         18.4 incurred by him in performance of his duties as a director of the Company. Further, the Company will indemnify the Executive out of its own assets against any liability incurred by him as a director in defending any civil or criminal proceedings which relate to anything done, or omitted, or claimed to have been done or omitted by him as a director of the Company;

         (a)   in which judgment is given in his favour;

         (b)   in which he is acquitted; or

         (c) in connection with any application under any legislation for relief from liability in respect of any such act or omission where relief is granted to him by the court.

19.      Liquidation for reconstruction or amalgamation

         The Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which taken as a whole are not substantially less favourable than the terms of this Agreement.

20.      Insider dealing

         The Executive is required during the Employment with the Company and any period of employment by a Group Company, under this or any subsequent Agreement, and for a period of twelve months after the termination of the Employment by the Company or any Group Company to comply (and ensure that his spouse and dependent children comply) with all applicable rules of law, every regulation of The London Stock Exchange Limited and every other market on which the Company is listed and any applicable Code of Conduct of the Company in relation to dealings in shares, debentures or other securities of the Company or any other Group Company and any unpublished price sensitive information affecting the securities of any other company. Further, in relation to overseas dealings he will also comply with all laws of the State and all regulations of the Stock Exchange market or dealing system in which such dealings take place. Failure to comply with these obligations during the course of the Employment will constitute gross misconduct.

21.      Severability

         The various provisions and sub-provisions of this Agreement and the Schedules attached hereto are severable. If any provision or sub-provision (or identifiable part thereof) is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions (or identifiable parts thereof) in this Agreement or its Schedules.

22.      Warranty

         The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

23.      Notices

         Any notice to be given hereunder may be delivered by either party by personal delivery or first class post addressed to the other party (in the case of the Company) to its Registered Office for the time being and (in the case of the Executive), to his last known address. Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this Clause, "business day" means Mondays to Fridays (inclusive) excluding UK Bank Holidays.

24.      Definitions

24.1 In this Agreement the following words and cognate expressions shall have the meanings set out below:-

         Commencement Date:  shall mean the 1 February 2003.

         Employment: shall mean the Executive's employment under the terms and conditions of this Agreement.

         a Group Company includes any firm, company, corporation or other business entity:-

         (a)   which is directly or indirectly controlled by the Company; or

         (b)   which directly or indirectly controls the Company; or

         (c) which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

         (d) which is the successor in title or assign of the firms, companies, corporations or other business entity referred to in this Clause 24.1; or

         (e) in which any other firm, company, corporation, or other business entity referred to above has a beneficial ownership of or controls 20% or more of the issued share capital of its capital assets.

         The Board of Directors: shall mean the Board of Directors of the Company.

         Executive Directors: shall mean the executive directors serving on the Board of Directors.

         Immediate Relatives: shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

         LPB: shall mean the Company's Lifetime Benefits Plan.

         Remuneration Committee: shall mean the Remuneration Committee of the Board of Directors, from time to time.

25.      Construction

25.1 The provisions of the Schedules hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

25.2 The benefit of each agreement and obligation of the Executive under Schedules 3 and/or 4 hereto of this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

26.      Prior agreements

         This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and/or any Group Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

27.      Governing law

         This Agreement is governed by and construed in accordance with the laws of England. The parties submit to the exclusive jurisdiction of the English Courts.

                                   SCHEDULE 1

                          Variations of this Agreement

                               Increase in salary

By their respective signatures in Columns 4 and 5 set opposite the relevant entry in Column 1 on the date stated in Column 3 the parties agree that the Executive's base salary payable under Clause 5.1 is increased to the annual rate stated in Column 1 with effect from the date stated in Column 2.



      1                 2             3               4                 5
Revised Annual   Effective Date    Date of     Signed on behalf    Signed by the
Rate of Salary    of increase     this Entry    of the Company       Executive
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
                                   SCHEDULE 2

                       Statutory particulars of employment


1.       Continuity of employment

         The Executive's period of continuous employment commenced on 1 February 2003. No other period of employment with any previous employer is regarded as continuous with the employment of the Executive by the Company.

2.       Grievance procedure

         If the Executive has any grievance concerning any aspect of his Employment, he should raise this at the first instance with the Chairman. If the matter is not satisfactorily resolved, he may raise it with the Board of Directors, or a committee nominated by the Board of Directors.

3.       Disciplinary procedure

         The Company expects the highest standards of performance and conduct from the members of its Board of Directors. There is no disciplinary procedure applicable to the Employment (subject to the Executive's rights under the Employment Act 2002).

4.       Pension scheme

         There is no contracting-out certificate in force in relation to the Employment.

5.       Collective agreements

         There are no collective agreements with trade unions which directly affect the terms and conditions of the Employment.

                                   SCHEDULE 3

                 Confidentiality & intellectual property rights

1.       Confidentiality

1.1 Subject to Paragraph 3 below, the Executive shall during the Employment with the Company or any Group Company, and at all times (without limit) after the termination thereof, directly or indirectly

         1.1.1 not use or exploit for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

         1.1.2 not disclose to any person, company, business entity or other organisation whatsoever;

         any trade secrets or confidential information relating or belonging to the Company or its Group Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and information, Intellectual Property, business plans or dealings, technical data, employees or officers, financial information and plans, designs, formulae, product lines, research activities, any document marked "Confidential", or any information which the Executive has been told is "Confidential" or which he might reasonably expect the Company would regard as "Confidential", or any information which has been given to the Company or Group Company in confidence by customers, suppliers or other persons.

2.       Notes and memoranda

         The Executive shall not at any time during the continuance of the Employment make any notes or memoranda relating to any matter within the scope of the Company's business, dealings or affairs otherwise than for the benefit of the Company or any Group Company. All such notes and memoranda made by the Executive shall remain at all times the property of the Company.

3.       Exceptions to paragraph 1

3.1      The obligations contained in Paragraph 1 shall not apply:-

         3.1.1 to any information or knowledge which may subsequently come into the public domain unless it is other than by way of unauthorised disclosure (whether by the Executive or a third party or subject to clause 3.1.4);

         3.1.2 to any act of the Executive in the proper performance of the duties of the Employment;

         3.1.3 where such use or disclosure has been properly authorised by the Company;

         3.1.4 to any information which the Executive is required to disclose in accordance with Orders of a Court of competent jurisdiction or any request properly made by any Statutory Regulatory Authority.

4.       Third party confidentiality

         The Company or its Group Companies may from time to time be entrusted with confidential or proprietary information, trade secrets, Intellectual Property of any other person, firm, company, corporation, business entity or other organisation. In such circumstances, the Executive agrees to be bound by any contractual undertakings or obligations which the Company or any Group Company have agreed to impose on its or their employees in respect thereof. He further agrees to enter into any confidentiality undertaking that the Company or any Group Company may reasonably require, for the protection of its legitimate interests, him to enter into with any third party in respect thereof.

5.       Termination

         On the termination of the Employment with the Company and/or any Group Company or the Company exercising its rights under Clause 17.5, the Executive shall forthwith account for and deliver up to the Company all documents, software, disks and other information- storing medium (including all copies, summaries, notes and reproductions thereof) in his possession, custody or control which contain information or data:-

         (a) belonging to the Company or any Group Company (or their customers or suppliers) relating to the past, existing or proposed business activities of the Company or any Group Company; or

         (b) belonging to any third party who has given such information to the Company or any Group Company in confidence or on a restricted basis.

6.       Copyright

6.1 All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

6.2 The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his Employment, wherever in the world enforceable including, without limitation, the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

7.       Patents Act 1977

7.1 The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively.

7.2 The Executive acknowledges and agrees that by virtue of the nature of his duties and the responsibilities arising he has a special obligation to further the interests of the Company within the meaning of Section 39(l)(b) of the Act.

7.3 Any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever (collectively "the Inventions") made, developed or discovered by the Executive, either alone or in concert, whilst the Executive is employed by the Company shall forthwith be disclosed to the Company and subject to
         Section 39 of the Act shall belong to and be the absolute property of the Company.

7.4 With respect to those rights in the Inventions which do not belong to the Company pursuant to Paragraph 7.3 (collectively "Executive Rights"), the Executive at the request and cost of the Company (and notwithstanding the termination of the Employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the license or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

7.5 The Executive shall at the request and cost of the Company (and notwithstanding the termination of the Employment) sign and execute all such documents and do all such acts as the Company may reasonably require:-

         7.5.1 to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

         7.5.2 to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any such patent, registered design or other protection; and

         7.5.3 to bring any proceedings for infringement of any such patent, registered design or other protection.

7.6 The Company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process.

8.       Definitions

8.1 The definitions set out in Clause 24 of the Agreement shall also apply to this Schedule 3 and for the purposes of this Schedule 3 the following words shall have the meaning set out below:-

         Intellectual Property: includes letters patent, trade marks (whether registered or unregistered), designs, utility models, copyright or applications for any of the foregoing, discoveries, creations, inventions or improvements, know-how, business names (whether or not registered).

                                   SCHEDULE 4

                           Post-employment restraints

1.       Non-competition

         Without prejudice to Clause 4 of this Agreement, the Executive hereby agrees that he shall not (without the written consent of the Board of Directors) during the Restricted Period, within the Prohibited Area and whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with the Company directly or indirectly (a) be employed by, or (b) be engaged in, or (c) perform services in respect of, or (d) be concerned with:-

1.1 the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the two years immediately preceding the commencement of the Restricted Period;

1.2 the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the two years preceding the commencement of the Restricted Period.

         PROVIDED ALWAYS that the provisions of this Paragraph 1 shall apply only in respect of those products or services (a) with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the two years immediately preceding the commencement of the Restricted Period, and
         (b) in respect of which he has had access to any confidential information or trade secrets belonging to the Company or any Group Company in the two years immediately preceding the commencement of the Restricted Period.

2.       Non-solicitation of customers

         The Executive hereby agrees that he shall not during the Restricted Period, whether on his own behalf or in conjunction with any person, company, business entity or other organisation whatsoever in competition with the Company directly or indirectly (a) solicit, or (b) assist in soliciting, or (c) accept, or (d) facilitate the acceptance of, or (e) deal with, the custom or business of any Customer or Prospective Customer:-

2.1 with whom the Executive has had personal contact or dealings on behalf of the Company during the two years immediately preceding the commencement of the Restricted Period;

2.2 with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Company during the two years immediately preceding the commencement of the Restricted Period;

2.3 for whom the Executive was directly responsible during the two years immediately preceding the commencement of the Restricted Period.

3.       Non-solicitation of employees

         The Executive hereby agrees that he will not during the Restricted Period, either on his own account or in conjunction with or on behalf of any other person, company, business entity, or other organisation whatsoever directly or indirectly:-

3.1 induce, solicit, entice or procure, any person who is a Company Employee to leave such employment where that person is:-

         3.1.1    a Company Employee on the commencement of the Restricted
                  Period; or   -

         3.1.2 had been a Company Employee in any part of the three months immediately preceding the commencement of the Restricted Period

3.2 accept into employment or otherwise engage or use the services of any person who:-

         3.2.1 is a Company Employee on the commencement of the Restricted Period; or

         3.2.2 had been a Company Employee in any part of the three months immediately preceding the commencement of the Restricted Period.

4.       Non-interference with suppliers

         The Executive hereby agrees that he will not during the Restricted Period, either on his own account or on account of any other person, company, business entity or other organisation whatsoever directly or indirectly (a) interfere, or (b) seek to interfere, or (c) induce and/or incite another person, company, business entity or other organisation to interfere, or (d) take steps to interfere, with the continuance of supplies to the Company (or the terms relating to such supplies) from any suppliers who have been supplying components, products, material or services to the Company and/or any Group Company at any time in the two years immediately preceding the commencement of the Restricted Period.

5.       Applicability to group companies

         Paragraphs 1, 2, 3, 4 and 6 in this Schedule 4 shall also apply as though references to "Group Company" were substituted for references to the "Company". The obligations undertaken by the Executive pursuant to this Schedule 4 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company PROVIDED ALWAYS that this Paragraph 5 shall only apply to those Group Companies (a) to whom the Executive gave his services, or (b) with whom he was concerned, or (c) in respect of whom he was responsible during any time in the two years immediately preceding the commencement of the Restricted Period.

6.       Definitions

6.1 For the purposes of this Schedule 4, the following words and cognate expressions shall have the meanings set out below:

         Customer: shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

         Prospective Customer: shall mean any person, firm, company or other organisation whatsoever to whom the Company has offered to supply goods or services, or to whom the Company has provided details of the terms on which it would or might be willing to supply goods or services, or with whom the Company has had any negotiations or discussions regarding the possible supply of goods or services.

         Board of Directors: and Group Company: shall have the meanings ascribed in Clause 24 of the Agreement.

         Company: shall mean Cable and Wireless plc and its successors in title and assigns.

         Prohibited Area: means:

         (a)   the United Kingdom;

         (b) any other country in the world where, on the commencement of the Restricted Period, the Company develops, sells, supplies, manufactures or researches its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the two years immediately preceding the commencement of the Restricted Period.

         Company Employee means any person who was employed by (i) the Company or (ii) any Group Company, and

         (a) with whom the Executive had personal contact or dealings in performing his duties of his employment; or

         (b)   who reported to the Executive; or

         (c) who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Group Company (as applicable); or

         (d) who was a member of the Board of Directors or their direct reports; or

         (e) who was a member of the senior management team of any Group Company; or -

         (f) whose job duties involved research and development to a material extent.

         Restricted Period: shall have the meanings as set out in the circumstances defined below:

         (a) In the event that the Company does not exercise its rights under Clause 17.5 of this Agreement, the "Restricted Period" is 12 months immediately following the date when the Employment hereunder terminates.

         (b) In the event that the Company does exercise its rights under Clause 17.5 of this Agreement and the period of such suspension of the Executive pursuant to Clause 17.5 is 12 months or less, the "Restricted Period" shall be 12 months immediately following the date of the start of such period of suspension under Clause 17.

                                   SCHEDULE 5

                                Power of Attorney


By this Power of Attorney made on 2 June 2003, I, ROBERT O ROWLEY in accordance with the terms of the service agreement ("the Service Agreement") HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meaning herein):-

(a) on or after the Employment has terminated to do any things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director from those companies effective; and

(b) to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations under Clause 19 of the Service Agreement, shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED by    )
ROBERT O ROWLEY          )
in the presence of:      )

Witness:

Name:

Address:

Occupation:

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year first above written.

EXECUTED as a DEED       )
for and on behalf of     )
CABLE AND WIRELESS plc   )
by:                      )
                               Director


                               Director/Secretary


EXECUTED as a DEED by    )
ROBERT O ROWLEY          )
in the presence of:      )

Witness:

Name:

Address:

Occupation: